Exhibit 99.7

LIQUIDATION ANALYSIS, ASSUMPTIONS AND METHODOLOGY

A Chapter 11 plan cannot be confirmed unless it is in the “best interests” of creditors and interest holders.  The “best interests” test is satisfied if a plan provides to each dissenting or nonvoting member of each impaired class a recovery not less than the recovery such claimants would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

The Debtors have projected the amounts of cash that will be distributed to creditors according to the Plan and such amounts are fully described in this Disclosure Statement.  The Debtors project that they will have liquidated the vast majority of their assets and converted them to Cash as of the Effective Date of the Plan.  As discussed in the Disclosure Statement, the Debtors project that they will require at least nine months beyond the Effective Date of the Plan to complete the wind down of the Estate, such as resolving the Avoidance Actions and Disputed Claims.  During this period, the Debtors project that they will incur certain costs related to the administration of the Estate and the full consummation of the Plan.

Conversion to Chapter 7 is likely to further delay the wind down of the Estate and the distribution of monies to creditors.  This is because a trustee must be appointed and/or elected in a Chapter 7 case which, in turn, requires additional time for such Chapter 7 trustee to become familiar with the financial affairs of the Debtors.  Pursuant to section 326(a) of the Bankruptcy Code, a Chapter 7 trustee is entitled to compensation based upon a percentage of all monies disbursed or turned over in the case to parties in interest, excluding the Debtors. For these reasons, among others, the Debtors believe that conversion to a case under Chapter 7 would result in (i) incremental costs being borne by the Estate, (ii) lower recoveries on the assets yet to be liquidated, (iii) lower distributions being received by the creditors, and (iv) delays in distributions to creditors.

This liquidation analysis assumes that the Debtors would incur the costs incident to their Chapter 11 liquidation in the course of a hypothetical Chapter 7 case.  Consequently, the Chapter 7 costs described herein are only those projected incremental costs unique to a Chapter 7 case that would otherwise not have been incurred in a liquidation under Chapter 11.

Underlying this liquidation analysis are a number of projections and assumptions that are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors’ management, as well as assumptions regarding liquidation decisions that may be subject to change.  In addition, certain of the Claims filed against the Debtors are in unliquidated amounts.  The Debtors’ estimation of Allowed Claims assumed that such unliquidated amounts will not have a material impact on the actual aggregate dollar amount of Allowed Claims.  There can be no assurance that the projected values reflected in the liquidation analysis would be realized if the Debtors were, in fact, to undergo such a Chapter 7 liquidation, and actual results could vary materially from those shown here.

Computation of Projected Proceeds under a Chapter 11 Liquidation

($ in Thousands)

	Scenario 1 (Low)	Scenario 2 (High)

Projected Range of Cash Available for Distribution to Class 3 and 4	11,830	18,929

Unsecured Claims Based Upon Scheduled Amounts and Contingencies	170,000	150,000

Estimated Recovery under a Chapter 11 Liquidation for Class 3 and 4	7.0%	12.6%

Computation of Projected Proceeds under a Hypothetical Chapter 7 Liquidation
($in Thousands)

Projected Range of Cash Available for Distribution to Class 3 and 4	$11,830	$18,929

Estimated Chapter 7 Trustee Fees	(411)	(621)
Estimated Chapter 7 Incremental Costs	(466)	(466)
Estimated Total Reduced Recovery on Assets	(525)	(642)
Total Estimated Chapter 7 Incremental Costs/Reduced Recovery	(1,402)	(1,729)
Estimated Cash Available for Distribution to Class 3 and 4	$10,428	$17,200

Estimated Incremental Chapter 7 Unsecured Claims	—	10,000
Total Estimated Unsecured Claims under Chapter 7 Liquidation	$170,000	$160,000

Estimated Recovery under a Chapter 7 Liquidation for Class 3 and 4	6.1%	10.8%

Chapter 7 Trustee Fees Calculated in Accordance with 11 U.S.C Section 326(a)

($ in Thousands)

	Scenario 1 (Low)	Scenario 2 (High)

Chapter 7 Trustee Fees are calculated as follows ($in thousands):
Projected Range of Cash Available for Distribution to Class 3 and 4 in Chapter 11	$11,830	$18,929
Plus:
Estimated Class 1 and 2 Proceeds	1,148	1,148
Less:
Estimated Chapter 7 Incremental Costs prior to Trustee Fees	(466)	(466)
Estimated Reduced Recovery on Assets	(525)	(642)
Moneys disbursed by the Trustee to parties in interest, including holders of secured and priority claims.	$11,987	$18,969

25% on the first $5,000	$1	$1
10% on any amount in excess of $5,000 but not in excess of $50,000	5	5
5% on any amount in excess of $50,000 but not in excess of $1,000,000	48	48
Reasonable compensation not to exceed 3% of moneys in excess of $1,000,000	358	567

Chapter 7 Trustee Fees	$411	$621

NOTES TO CHAPTER 7 LIQUIDATION ANALYSIS

Projected Range of Cash Available for Distribution to Class 3 and 4 Claimants

As described in the Plan and Disclosure Statement, the Debtors estimate that approximately $17 million will be required to fund the Cash Reserves for the payment of Administrative Claims, Priority Tax Claims, Secured Claims, Non-Tax Priority Claims, Cure Claims and other payments required under the Plan, as well as to pay for anticipated post-confirmation operating expenses in connection with the remaining wind down of the Debtors’ affairs.  The projected Cash remaining to distribute to Allowed Claims in Classes 3 and 4 ranges from approximately $12 to $19 million.  The factors that will ultimately lead to the determination of the final Cash available for distribution to these claimants include, but are not limited to, the final amount of Administrative Claims made in conjunction with the Administrative Claims Bar Date, the final amount of certain Priority Tax Claims and Secured Claims which are still being reviewed and compromised by the Debtors, the actual amount of Operating Expense incurred to wind down the Estate, the final resolution and collection of the Avoidance Actions, additional recoveries on the Debtors’ remaining miscellaneous assets and potential tax refunds, if any.  Because of the uncertainty of these matters, no representation can be or is being made with respect to whether this range of Cash available for distribution to Holders of Allowed Claims in Classes 3 and 4 will ultimately be realized.  Accordingly, the actual amount of Cash available to distribute to such Claimholders may be materially greater or less than the range projected above.

Timing and Nature of Liquidation

The Debtors project that a conversion to a case under Chapter 7 would result in a delay of approximately 3 months in the wind down of the Estate (the “Incremental Chapter 7 Period”). Accordingly, the projected incremental costs described in Notes 3, 4, 5 and 6 below are based on the projected incremental costs related to a Chapter 7 case that would be incurred by the Debtors during the Incremental Chapter 7 Period.

Chapter 7 Trustee Fees

Chapter 7 trustee fees are calculated pursuant to section 326(a) of the Bankruptcy Code on the monies projected to be disbursed by the trustee to parties in interest, including holders of secured claims.  Fees are projected to range from approximately $411 thousand to $621 thousand.

Chapter 7 Professional Fees

Fees for the professionals that would be retained by a Chapter 7 trustee (including, without limitation, any claims agent in connection with the establishment of a new bar date) are projected to be $128,500 per month during the Incremental Chapter 7 Period, or a total of $385,000.

Chapter 7 Operating Expenses

A Chapter 7 trustee would likely require the services of part of the Debtors’ wind down team and use of the Debtors’ corporate offices during the Incremental Chapter 7 Period.  The costs for payroll and benefits for the wind down team, and overhead costs associated with the use of Debtors’ corporate offices are projected to be $27,000 per month or $81,000.

Incremental Chapter 7 Expenses

Pursuant to section 726(b) of the Bankruptcy Code, administrative expenses and claims allowed under section 503(b) of the Bankruptcy Code that were incurred during the hypothetical Chapter 7 case would receive priority over administrative expenses and claims allowed under section 503(b) that were incurred during the Chapter 11 case.  Therefore, in a hypothetical liquidation under Chapter 7 projected incremental Chapter 7 expenses would have priority over administrative expenses and priority claims incurred during the Chapter 11 case.

Estimated Reduced Recovery on Assets

Substantial time and effort has been invested by the Debtors in marketing and monetizing the Debtors’ remaining assets, and in pursuing the Avoidance Actions filed by the Debtors.  A Chapter 7 trustee would not likely have the same level of expertise or time to liquidate these assets in order to achieve the same level of recovery the Debtors project in a Chapter 11 liquidation since a Chapter 7 trustee must act “as expeditiously as is compatible with the best interests of parties in interest.”  See 11 U.S.C. § 704(1).  Accordingly, it is estimated that a hypothetical Chapter 7 liquidation would result in reduced recoveries of approximately $525,000 to $642,000.

Unsecured Claims

No additional Unsecured Claims are projected to be allowed as a result of the hypothetical conversion to a Chapter 7 case.  The amount of each class of general unsecured claims listed herein is the same as that described in this Disclosure Statement, however, under the hypothetical conversion to a Chapter 7 case, the Debtors estimate that a Chapter 7 trustee would not likely have the same level of expertise or time to manage and reduce these claims in order to achieve the same level of recovery that the Debtors project on the higher end in a Chapter 11 liquidation.  Accordingly, it is estimated that a hypothetical Chapter 7 liquidation would result in Allowed General Unsecured Claims of approximately $160 million to $170 million.

ALL OF THE FOREGOING ESTIMATES OF CLAIMS AGAINST THE DEBTORS AND THEIR ESTATES ARE BASED UPON THE DEBTORS’ SCHEDULES, CONTINGENCIES AND THEIR CURRENT REVIEW OF THE PROOFS OF CLAIMS.  THE DEBTORS ARE CONTINUING TO REVIEW THE PROOFS OF CLAIMS AND THOSE CLAIM ESTIMATES ARE SUBJECT TO REVISION AS A RESULT OF THAT REVIEW.